ANNUAL REPORT
Chevy Chase Auto Receivables Trust 2000-1
$ 349,390,000.00 Auto Receivables Backed Certificates
For the Year Ended December 31, 2001




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          ____________ ___________ ___________ ________ ____________ _______
 Jan-2001   7,924,372   1,790,675     828,939    3.44%    8,583,983    2.97%
 Feb-2001   8,774,278   1,737,744     339,901    1.45%   10,489,845    3.73%
 Mar-2001   9,150,273   1,686,320     256,195    1.13%    8,238,740    3.03%
 Apr-2001   9,798,476   1,633,216     247,290    1.13%    8,785,049    3.35%
 May-2001   9,129,055   1,574,017     419,259    1.99%    7,350,453    2.91%
 Jun-2001   9,322,284   1,518,862     428,507    2.11%    7,894,023    3.25%
 Jul-2001   9,073,660   1,462,540     406,745    2.09%    7,530,147    3.22%
 Aug-2001   9,765,576   1,407,720     316,300    1.70%    7,932,488    3.55%
 Sep-2001   8,971,809   1,348,720     540,046    3.03%    7,119,751    3.32%
 Oct-2001   7,229,411   1,294,515     298,578    1.73%    7,349,040    3.56%
 Nov-2001   9,553,550   1,250,837     449,506    2.74%    7,235,301    3.68%
 Dec-2001   8,225,851   1,192,083     429,539    2.74%    6,989,439    3.71%

          ____________ ___________ ___________
  Totals  106,918,595  17,897,251   4,960,807

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.